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                                                                   EXHIBIT 10.11

                      RULES OF THE VITRIA TECHNOLOGY, INC.
                      ------------------------------------
                1999 EQUITY INCENTIVE PLAN FOR FRENCH EMPLOYEES
                -----------------------------------------------


1.        Introduction.
          ------------

          The Board of Directors (the "Board") of Vitria Technology, Inc. (the "Company") has established the Vitria Technology, Inc. 1999 Equity Incentive Plan (the "U.S. Plan") for the benefit of certain employees of the Company, its parent and subsidiary companies, including its French subsidiary(ies), listed in Appendix 1 as amended from time to time, (the "Subsidiary" or "Subsidiaries") of which the Company holds directly or indirectly at least 10% of the capital.
Section 3(b)(ii) of the U.S. Plan specifically authorizes the Board to establish rules applicable to options granted under the U.S. Plan (including those in France) as the Board deems advisable. The Board has determined that it is advisable to establish a sub-plan for the purposes of permitting such options to qualify for French favorable local tax and social security treatment. The Board, therefore, intends to establish a sub-plan of the U.S. Plan for the purpose of granting options which qualify for the favorable tax and social security treatment in France applicable to options granted under the Sections L 208-1 to L 208-8-2 of the Law no. 66-537 of July 24, 1966, as subsequently amended, to qualifying employees who are resident in France for French tax purposes (the "French Optionees"). The terms of the U.S. Plan, effective as of June 21, 1999 and as set out in Appendix 2 hereto, shall, subject to the modifications in the following rules, constitute the Vitria Technology, Inc. 1999 Equity Incentive Plan for French Employees (the "French Plan").

          Under the French Plan, the qualifying employees will be granted only stock options as defined in Section 2 hereunder. The provisions of Sections 7, 8, and 11(b) of the U.S. Plan permitting the grant of Stock Bonus Awards, Stock Appreciation Rights, and the repurchase of the Options for cash and all other provisions in relation to the grant of these types of awards are not applicable to grants made under the French Plan. In addition, in no case will grants under the French Plan include any other substitute awards, e.g., restricted stock or other similar awards.

2.        Definitions.
          -----------

          Capitalized terms used in the French Plan shall have the same meanings as set forth in the U.S. Plan.

          In addition, the term "Option" shall have the following meaning:

          A. Purchase stock options that are rights to acquire Common Stock repurchased by the Company prior to the grant of the options; or

          B. Subscription stock options that are rights to subscribe newly issued Common Stock.

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          Notwithstanding any provisions in the U.S. Plan to the contrary, for
Options granted to French Optionees under the French Plan, no preferred stock in lieu of Common Stock may be issued.

          The term "Grant Date" shall be the date on which the Administrator both (a) designates the French Optionee and (b) specifies the terms and conditions of the Option including the number of shares and the Option price.

          The term "Vesting Date" shall mean the date on which a French Optionee's right to all or portion of an Option granted under the French Plan becomes non-forfeitable. Under the French Plan, the Vesting Date will be noted in the Grant Notice.

          The term "Exercise Date" shall mean the date on which a portion of a Participant's Option becomes exercisable. The Exercise Date shall be the anniversary of the Grant Date as required by the holding period applicable to French qualified options under French law on the Grant Date according to section 163 bis C of the French tax code.

3.        Entitlement to Participate.
          --------------------------

          Any individual who is a salaried employee or corporate executive of a Subsidiary shall be eligible to receive Options under the French Plan. Options may not be issued under the French Plan to employees or executives owning more than ten percent (10%) of the Company's capital shares or to individuals other than employees and corporate executives of the Subsidiary. Options may not be issued to directors of the Subsidiary, other than the managing director (Chairman, General Manager, Member of the Directorate), unless they are employed by the Subsidiary. Options may not be granted to consultants of the company or of its subsidiaries.

4.        Conditions of the Option/Option Price.
          -------------------------------------

          Notwithstanding any provision in the U.S. Plan to the contrary, the conditions of the U.S. Plan, of the French Plan and of any Options granted thereunder shall not be modified after the Grant Date with retroactive effect, except that the Option price and number of shares may be modified as provided under Section 7 of the French Plan. In this respect, the fact that French Optionees approve or would have approved such modification is irrelevant.

          Vesting and exercisability of the Option may be modified as provided in Section 5 of the French Plan.

          The Option price payable pursuant to Options issued hereunder shall be fixed by the Board on the date the Option is granted, but in no event shall the Option price per share be less than the greater of:

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          A.   with respect to purchase Options over Common Stock, the higher of either 80% of the average quotation price of such Common Stock during the 20 days of quotation immediately preceding the Grant Date or 80% of the average purchase price paid for such Common Stock by the Company;

          B. with respect to subscription Options over the Common Stock, 80% of the average quotation price of such Common Stock during the 20 days of quotation immediately preceding the Grant Date; and

          C.   the minimum Option price permitted under the U.S. Plan.

5.        Exercise of an Option.
          ---------------------

          The Options will become vested on the Vesting Date as defined under
Section 2 above. No option can be exercised before the exercise date. However, notwithstanding the above, special provisions apply in the event of termination of employment due to death and disability (as defined hereunder) as follows:

          In the event of the death of a French Optionee, outstanding Options shall be immediately vested and exercisable under the conditions set forth in
Section 8 of the French Plan.

          In the event of termination of employment due to disability, which is defined as disability under categories 2 or 3 under Section L 341-4 of the French Social Security Code, the Option shall become fully vested and exercisable upon such termination. The Optionholder may exercise his or her option but only within such period of time ending on the earlier of (i) the time period specified in the Option Agreement, or (ii) the expiration of the term of the Option.

          If the Optionholder terminates service other than upon the Optionholder's death or disability, the Optionholder may exercise his or her Option, to the extent that the Optionholder was entitled to exercise such Option on the date of termination, but only within such period of time ending on the earlier of (i) the date three (3) months following the termination, (ii) the period specified in the Option Agreement, or (iii) the expiration of the term of the Option

          Notwithstanding the provisions of Section 10(a) of the U.S. Plan, shares issued upon exercise of an Option shall be issued in the name of the French Optionee only, except in the event of death as referred to under Section 8 of the French Plan.

          Notwithstanding any provisions in the U.S. Plan to the contrary, upon exercise of an Option, the full Option price will be paid either in cash, by check or by credit transfer. Under a cashless exercise program, the French Optionee may give irrevocable instructions to a stock broker to properly deliver the Option price to the Company. Notwithstanding any provisions in the U.S. Plan to the contrary, no delivery of prior owned shares having a fair market value on the date of delivery equal to the aggregate exercise price of the shares may be used as consideration for exercising the Options.


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          Furthermore, notwithstanding any provisions in the U.S. Plan to the contrary, shares owed to the French Optionee upon exercise may not be withheld in order to meet the tax and/or social security charges which might be due at the time of exercise or sale of the underlying Shares. However, upon sale of the underlying shares, the Company and/or the Subsidiary shall have the right to withhold, or request any third party to withhold (e.g., the broker), from the proceeds to be paid to the French Optionee the sums corresponding to any social security charges due at exercise or sale by the French Optionee. If such amounts are due and are not withheld, the French Optionee agrees to submit the amount due to the Subsidiary by means of check, cash or credit transfer.

          The shares acquired upon exercise of an Option will be recorded in an account in the name of the shareholder with a broker.

6.        Non-transferability of Options.
          ------------------------------

          Notwithstanding any provision in the U.S. Plan to the contrary and except in the case of death, Options cannot be transferred to any third party. In addition, the Options are only exercisable by the French Optionee during the lifetime of the French Optionee.

7.        Changes In Capitalization.
          -------------------------

          Notwithstanding any provisions of the U.S. Plan to the contrary, adjustments to the Option price and/or the number of shares subject to an Option issued hereunder shall be made to preclude the dilution or enlargement of benefits under the Option only in the event of one or more of the transactions listed below by the Company. Furthermore, even upon occurrence of one or more of the transactions listed below, no adjustment to the kind of shares to be granted shall be made (i.e., only shares of Common Stock shall be granted to French Participants). The transactions are as follows:

          A. an issuance of new shares for cash consideration reserved to the Company's existing shareholders;

          B. an issuance of convertible or exchangeable bonds reserved to the Company's existing shareholders;

          C. a capitalization of retained earnings, profits, or issuance premiums;

          D.   a distribution of reserves by payment in cash or shares;

          E.   a cancellation of shares in order to absorb losses; and

          F. a purchase, by the Company when listed, of its own shares at a price higher than their then current quotation price.

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          An increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company is not within the scope of the prohibition of the first paragraph of this Section 7.

8.        Death.
          -----

          In the event of the death of a French Optionee, the Options shall become immediately vested and exercisable. The French Optionee's heirs may exercise the Option within six months following the death, but any Option which remains unexercised shall expire six months following the date of the French Optionee's death.

9.        Term of the Option.
          ------------------

          The term of the Option will be nine years and six months. This term can only be extended in the event of the death of the French Optionee.

10.       Interpretation.
          --------------

          It is intended that Options granted under the French Plan shall qualify for the favorable tax and social security treatment applicable to stock options granted under the Law no. 66-537 of July 24, 1966, as subsequently amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration. The terms of the French Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, as well as the French tax and social security administrations.

          In the event of any conflict between the provisions of the present French Plan and the U.S. Plan, the provisions of the French Plan shall control for any grants made thereunder to French Optionees.

11.       Adoption.
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          The French Plan is effective as of October 26, 2000.

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                                   APPENDIX 1


Vitria Technology S.A.S.
12-14 Rond point des Champs Elysees
75008 Paris
FRANCE
(33) 15-35-31-414

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                                   APPENDIX 2

                           1999 Equity Incentive Plan

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